Exhibit 99.2

May 16, 2022

Qurate Retail, Inc. to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its virtual Annual Meeting of Stockholders on Tuesday, June 14, 2022 at 8:15 a.m. M.T. Stockholders of record as of the record date will be able to listen, vote and submit questions pertaining to the annual meeting by logging in at www.virtualshareholdermeeting.com/QRI2022. The record date for the meeting is 5:00 p.m., New York City time, on April 18, 2022. Stockholders will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card or Notice of Internet Availability of Proxy Materials for the Qurate Retail meeting to enter the virtual annual meeting website. A technical support number will become available at the virtual meeting link 10 minutes prior to the scheduled meeting time.

Representatives from Qurate Retail will be available for a Q&A session following the conclusion of the Liberty TripAdvisor Holdings, Inc. virtual Annual Meeting, which is scheduled to begin at 8:45 a.m. M.T. Please visit www.virtualshareholdermeeting.com/LTAH2022 to listen to the Q&A session. All questions for the Q&A session must be submitted in advance. To submit a question, please email investor@qurateretail.com with the subject “Annual Meeting Question” by 5:00 p.m. M.T. on Tuesday, June 7, 2022. During the Q&A session, Qurate Retail may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will also be available on the Qurate Retail website. All interested persons should visit https://www.qurateretail.com/investors/news-events/ir-calendar to access the webcasts. An archive of the webcasts will also be available on this website after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of seven leading retail brands – QVC®, HSN®, Zulily®, Ballard Designs®, Frontgate®, Garnet Hill®, and Grandin Road® (collectively, “Qurate Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television networks and reaches millions more via multiple streaming services, social pages, mobile apps, websites, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.